Exhibit 99.1

PRINCIPLED EQUITY MARKET FUND (PEQKL) ANNOUNCES PLAN OF LIQUIDATION

The Principled Equity Market Fund (Fund) launched in December 1996 with the goal of generating growth of assets and returns approximating the return of the S&P 500 index by making prudent, yet socially responsible investments. By combining rigorous market analytics with equally rigorous ESG criteria it has sought to identify companies to invest in that have the potential in concert to track the S&P 500 index while embracing high standards of corporate responsibility.

The performance over its history has indicated that ethical investing does not mean accepting inferior performance results as the Fund before expenses has closely approximated results of the S&P 500. This is a tribute to both the Investment Advisor F. L. Putnam Investment Management Company which screened the securities and PanAgora Asset Management, Inc. its sub advisor which actively managed the portfolio to achieve these results.

However, in recent periods there have been few transactions in the Fund’s shares outside of repurchases by the Fund. If the Fund continues to repurchase substantial numbers of shares going forward with no new shares being issued, the expense ratio of the Fund will increase thereby decreasing the net return to remaining shareholders. Therefore, after consideration of this factor and other factors more fully discussed in the attached President’s letter to shareholders, the Fund’s Trustees have decided that it is in the best interest of the shareholders to terminate the Fund, paying all liabilities and distributing to the shareholders remaining assets including significant appreciation. The Trustees voted today, May 26, 2015 to begin such liquidation.

The Fund is directing its sub advisor to liquidate all securities in the portfolio and has set June 15, 2015 as the record date for distributions. All shareholders of record as of that date will receive two separate distributions of their pro rata share of remaining assets of the Fund after payment of any and all obligations. Shareholders need not take any action to receive these distributions. Shareholders will also receive a final accounting of their capital gains.

F.L. Putnam Investment Management Company (“Manager”), 20 William Street, Suite G40, Wellesley, MA 02481, serves as the Investment Advisor to the Fund. The Manager and its principal officers have provided investment advisory services to individual, corporate and other institutional clients for many years.

From the Fund’s inception, PanAgora Asset Management, Inc. (“PanAgora”) has served as the sub-investment adviser pursuant to a written investment advisory agreement providing for PanAgora to manage the Fund’s investments utilizing the “Acceptable” securities identified by the Manager. PanAgora is a registered investment adviser organized in 1989, with offices at 470 Atlantic Avenue, Boston, Massachusetts, 02110. PanAgora specializes in quantitative investment techniques and is staffed by personnel substantially experienced in various techniques of investment management including experts in quantities analysis, indexed management, risk management and trading techniques.

Cardinal Investment Services, Inc., 5072 Annunciation Circle, Suite 317, Ave Maria, Florida 34142, is Administrator of the Fund. As Administrator it oversees and provides bookkeeping, securities transactions support, net asset value computations and other operational services for the Fund.

Any questions concerning this termination or the Fund may be directed to Christopher Williams at the address below or by telephone at 1-239-304-1679.

Principled Equity Market Fund
c/o Cardinal Investment Services, Inc.
5072 Annunciation Circle, Suite 317
Ave Maria, FL 34142

Letter from Fund President David W.C. Putnam

To the Shareholders of the Principled Equity Market Fund -

We are writing to you to tell you of a new and positive development concerning your Fund.

The mid 1990s was a period in which the use of computers in investing was escalating, and 'indexing', or 'passive investment management', which attempts to replicate the investment results of a major index (such as the Standard & Poor’s 500 Stock Index) by buying all (or a selection sufficient to the task) of the stocks in the subject index, was becoming recognized as a strategy which was likely to provide returns superior to those provided, on average, by the more conventional methods used to select securities (generally called 'active management').

At the time there were few if any 'indexed' mutual funds which could be used by so-called "Socially Responsible" or "Ethical" investors (terms commonly used at the time), because the few funds available purchased stocks issued by all or many of the companies in the index, including the considerable number involved with activities or products or services which individual Socially Responsible investors wished to avoid.

To remedy this lack, a major interstate religious hospital system asked F L Putnam Investment Management Company to create a mutual fund which would replicate the results of the domestic equity markets (primarily as represented by the S & P 500 Stock Index) while avoiding the stocks of companies which were objectionable to any investor with religious, ethical, social, environmental, or other non-financial criteria. At the highest point 40 or more different non-financial 'avoidance' criteria were applied.

The original investors were drawn primarily from the Hospital System and the Clients of F L Putnam.

These Shareholders included Hospitals, Religious Communities, Colleges, Secondary Schools, other educational entities, Charities, Churches of various denominations, Dioceses, other Church affiliated institutions, Unions, and numerous individuals.

From the Fund's inception at the end of 1996, F L Putnam, as the Manager, has screened a significant universe of companies to eliminate the ones not acceptable; PanAgora Asset Management has taken the acceptable companies remaining and constructed portfolios for the Fund, Cardinal Investment Services has served as Administrator, Livingston and Haynes as Auditor, and legal services have been provided by Sullivan and Worcester of Boston and Washington D.C., which organized the Fund ,Clark Hill (formerly Thorp Reed) of Pittsburgh, Pa. and James B. Craver, Esq., Attorney and Chief Compliance Officer for the Fund.

For the nearly two decades since the Fund's inception the Fund has achieved its objective, closely approximating the returns of the S&P 500, and thereby providing its investors with a higher return than that which has reportedly been recorded by the majority of active investors during the same period. There are no records which show the results recorded by every individual single investment account.

But the past is not necessarily predictive of the future, and the investment industry is rapidly evolving in its use of computers and other means to create new products, including many 'offshoots' of traditional indexing. Several trends appear to be emerging.

First, there has been a tremendous migration of assets from active management into indexed funds generally, which may have unpredictable results. There appear to be built in limits to infinite expansion in many parts of the world which surrounds us, and that limiting process may apply here. If so, one possible result may be that the dramatically increased amount of assets in indexed products may prove to be a 'drag' on the genre's ability to generate higher returns than the 'actively-managed' competition in the future. Another possibility may be that the surviving actively-managed products may, through a process not unlike the Spenserian/Darwinian notion of the "Survival of the Fittest", become increasingly competitive and effective, and harder for the large mass of indexed products to 'outperform', leaving the shareholders in indexed funds with disappointing results relative to the actively-managed universe.

Second, the indexed universe itself is no longer monolithic. Instead of the traditional 'capitalization weighted' funds it is splintering into all kinds of new entities, some of which are relatively simple (such as 'equal weighted' funds, a model concerning which we have written to you in the past as a possible future, more profitable, structure for Principled Equity Market Fund). Others are increasingly complex, with names such as 'risk parity', 'smart index', 'smart beta' 'intelligent' 'cybernetic' etc. There are even some instances in which indices appear to have been created for the sole purpose of providing an index for which a fund can be created to replicate.

Third, where our Fund was originally alone in its ability to incorporate multiple unacceptable criteria into an index fund, today there are other funds following the same practice, and available to Socially Responsible investors.

And finally from an operational point of view in recent periods there have been few transactions in the Fund’s shares outside of repurchases by the Fund. Additionally, the cost of operating a mutual fund has increased due to changing law and regulation.

After reflecting on all of these matters, and considering the difficulty of predicting the future, and further considering the fact that the securities markets are at all-time highs and our Shareholders have accumulated good profits, your Trustees (all of whom are themselves Shareholders or associated with Shareholders) have decided, in their best business judgement, that it is in the best interest of all of you as Shareholders that the Fund terminate operations in good order at this time, and return to all Shareholders each one's share of the Fund's assets after paying all liabilities, including the significant accumulated profits.

Consequently, we currently are in the process of implementing this decision.

It gives us all great pleasure to be able to do this for our Shareholders at this time. It is the best possible news for an organization like this to be able to bring to its constituents.

If it occurs to us in the future that there may be another seemingly attractive development or opportunity in which you might be interested, you may hear from us again.

Meanwhile, thanks to all of you for permitting us to invest a portion of your assets.

For the Trustees -

David W.C. Putnam
Trustee and President